Exhibit 1.1
TRANSLATION OF:

                             ARTICLES OF ASSOCIATION

                                       OF

                                NOVO NORDISK A/S

1.    NAME

1.1   The Company's name is Novo Nordisk A/S.

1.2   The Company also carries on business under the names of:

      -     Novo Industri A/S (Novo Nordisk A/S)

      -     Novo Terapeutisk Laboratorium A/S (Novo Nordisk A/S)

      -     Nordisk Gentofte A/S (Novo Nordisk A/S)

      -     Nordisk Insulinlaboratorium A/S (Novo Nordisk A/S)


2.    REGISTERED OFFICE

2.1 The Company's registered office is situated in the municipality of Gladsaxe.


3.    OBJECTS

3.1 The Company's objects are to carry out research and development and to manufacture and commercialise pharmaceutical, medical, and technical products and services as well as any other activity related thereto as determined by the Board of Directors. The Company strives to conduct its activities in a financially, environmentally, and socially responsible way.

4.    SHARE CAPITAL

4.1 The Company's share capital amounts to DKK 709,388,320 divided into A share capital of DKK 107,487,200 and B share capital of DKK 601,901,120.

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4.2   The share  capital is divided into shares of DKK 1 or  multiples  thereof.
      One share certificate may comprise several shares.

4.3   The share capital has been fully paid up.


5.    SHARES AND REGISTER OF SHAREHOLDERS

5.1 The A shares shall be issued in the names of the holders and shall be entered in the holders' names in the Company's Register of Shareholders. The B shares shall be registered with VP Securities Services and be issued to bearer, and they may be registered in the names of the holders in the Company's Register of Shareholders upon request. Entry of a B share under the holder's name in the Company's Register of Shareholders shall be subject to the condition that the Company has been notified of such entry by VP Securities Services. The Company shall not be liable for the correctness of notifications received from VP Securities Services.

5.2 The A shares shall be non-negotiable instruments. The B shares shall be negotiable instruments.

5.3 In addition, the Articles of Association contain special rules as to the pre-emptive subscription rights of holders of A shares and B shares in connection with an increase of the share capital (Articles 6.1 and 6.2), as to the transferability of A shares (Articles 5.4-5.7), as to the voting rights carried by A shares and B shares (Articles 9.2 and 9.3), as to the dividend rights of A shares and B shares (Article 16) and as to the preferential rights of B shares to be covered in case of winding up (Article 17.2). In other respects, no shares shall carry special rights.

5.4 Where a shareholder wants to sell one or more A shares, such shares shall be offered to the Board of Directors on behalf of the other holders of A shares at a price not lower than the average of the buying price quoted for the B shares on the Copenhagen Stock Exchange during the last three months prior to the submission of such offer. The offer shall be accompanied by a certificate issued by a bank proving the stated average price. Where no price has been quoted for the B shares during the last three months prior to the submission of such offer, the A shares intended to be sold shall be offered at a price not lower than the value assessed for the B shares by a bank selected by the Board of Directors. Such assessment shall be the average of the prices estimated by such bank for each of the last three months prior to the submission of such offer. Within 30 days of receipt of such offer, the Board of Directors shall inform the shareholder whether other holders of A shares wish to acquire the shareholding in question. The purchase price shall be paid no later than two months after it has been fixed.

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5.5   If the other holders of A shares do not exercise or do not fully  exercise their preferential right to acquire the A shares offered, then the shareholder intending to sell shall be entitled - within a period of three months - to sell any shares that have not been acquired by the other shareholders to any third party on the same terms and conditions as those contained in the offer submitted to the Board of Directors according to
      Article 5.4 above.

5.6 Articles 5.4 and 5.5 shall not apply to any transfer of shares by inheritance or to a shareholder's transfer of shares during his lifetime to his spouse, issue, or to family foundations.

5.7 Articles 5.4 and 5.5 shall moreover apply to compulsory sales in connection with administration of estates or to proceedings or any other action taken by creditors.

5.8   No restrictions shall apply to the transferability of B shares.

5.9 No shareholder shall be obliged to have his shares redeemed in whole or in part.

5.10 Shares which have not been notified for registration by VP Securities Services and coupon sheets pertaining to such shares may be cancelled by the Board of Directors without any order of the court pursuant to the rules on cancellation contained in applicable law in force from time to time.

6.    INCREASE OF THE SHARE CAPITAL

6.1 In case the share capital is increased by issuance of A shares as well as B shares, the existing ratio between the two classes of shares must not be changed. In case of such an increase, holders of A shares shall have a pre-emptive right to subscribe for new A shares, and holders of B shares shall have a pre-emptive right to subscribe for new B shares.

6.2 Where the share capital is increased by either A shares or B shares, the holders of both classes of shares shall have proportionate pre-emptive subscription rights for the new A shares or the new B shares respectively.

6.3 Until 15 March 2009, the Board of Directors shall be authorised, without granting any pre-emptive rights to the shareholders, to increase the share capital in one or more stages by issuing B shares of up to DKK 20,903,400 and to offer the shares to the employees of the Company or its subsidiaries at a price which is lower than the market price of the B shares.

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6.4   Until 15 March  2009,  the Board of  Directors  shall also be  authorised, without granting any pre-emptive rights to the shareholders, to increase the share capital in one or more stages by issuing B shares of up to DKK 100 million for the purpose of acquiring, in whole or in part, an existing enterprise. In these cases, payment is effected otherwise than in cash.

6.5 Furthermore, until 15 March 2009, the Board of Directors shall be authorised to increase the share capital in one or more stages by up to DKK 100 million by cash payment.

      If the subscription price of the capital increase equals the market price of the B shares, the Board of Directors may decide that the capital increase shall be effected by the issue of B shares only and without any pre-emptive subscription rights for the shareholders.

      If the subscription price of the capital increase is lower than the market price of the B shares, the capital increase shall be distributed proportionally between A shares and B shares and with pre-emptive subscription rights for the shareholders.

6.6 The following shall apply to any increase of the share capital pursuant to Articles 6.3-6.5: (i) A shares shall be registered in the names of the holders, whereas B shares shall be issued to bearer, although they may be registered in the names of the holders in the Company's Register of Shareholders, (ii) A shares shall be non-negotiable instruments whereas B shares shall be negotiable instruments, (iii) the provisions of the
      Articles of Association relating to A shares and/or B shares, respectively, shall in addition be applicable.

7.    LOCATION, TIME AND CONVENING OF GENERAL MEETINGS

7.1 The Company in General Meeting shall, subject to Danish law and the limitations set out in the Articles of Association, exercise the ultimate authority over the Company.

7.2 General Meetings shall be held at a venue in the County of Copenhagen, in the City of Copenhagen, or in the municipality of Frederiksberg as determined by the Board of Directors.

7.3 The Annual General Meeting shall be held before the end of April in every year.

7.4 Extraordinary General Meetings shall be held as resolved by the Company in General Meeting or the Board of Directors, or upon the request of the auditors or shareholders representing in total at least one tenth of the share capital. Such request shall be submitted in

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      writing to the Board of Directors and be accompanied by specific proposals for the business to be transacted. The Extraordinary General Meeting shall then be called not later than two weeks of receipt of such request.

7.5 General Meetings shall be called by the Board of Directors at no more than four weeks' and no less than two weeks' notice, including the day of the notice calling the General Meeting and the day of the General Meeting. The notice calling such Meeting, stating the agenda for the meeting, shall be advertised in two national daily newspapers as determined by the Board of Directors.

7.6 The agenda and the complete proposals and, in the case of the Annual General Meeting, the audited Annual Report, shall be available for inspection by the shareholders at the Company's offices not later than eight days prior to any General Meeting and shall at the same time be sent to any registered shareholder on request.

8.    AGENDA, CHAIRMAN AND MINUTES OF GENERAL MEETINGS

8.1 Any shareholder shall be entitled to have specific proposals considered by the Company in General Meeting. Any such proposal(s) for the Annual General Meeting shall be submitted in writing to the Board of Directors not later than 1 February of the relevant year.

8.2   The agenda for the Annual General Meeting shall include the following:

      1. The Board of Directors' oral report on the Company's activities in the past financial year.

      2.    Presentation and adoption of the audited Annual Report.

      3. A Resolution to distribute the profit or cover the loss according to the adopted Annual Report.

      4.    Election of members to the Board of Directors.

      5.    Election of auditor(s).

      6.    Any proposals from the Board of Directors and/or shareholders.

      7.    Any other business.

8.3 General Meetings shall be presided over by a chairman, appointed by the Board of Directors. The chairman shall decide on all matters relating to the negotiations, the casting of votes and the results of voting.

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8.4   The Company shall cause minutes of the negotiations at the General Meeting to be entered in a minute book, which shall be signed by the chairman.

9.    RIGHT OF ATTENDANCE AND VOTING RIGHTS AT GENERAL MEETINGS

9.1 Any shareholder shall be entitled to attend and to vote at a General Meeting provided, however, that the shareholder has applied for an admission card to such General Meeting not later than five days prior thereto. Admission cards shall be issued to anyone who is registered as a shareholder in the Company's Register of Shareholders. Any shareholder who is not so registered shall document his shareholding by means of a statement of account which is not more than five days old issued by VP Securities Services or the account holding bank (custodian bank) and shall at the same time issue a written statement to the effect that after the date of issue of the statement of account the shareholder has not sold the shares and does not intend to do so before the General Meeting has been held. Unless the shareholder states an address to which the admission card shall be sent, the admission card shall be collected at the Company's offices not later than the day before the General Meeting.

9.2   Any class A share of DKK 1 shall carry 10 votes.

9.3   Any class B share of DKK 1 shall carry 1 vote.

9.4 The voting right may be exercised by a proxy holder, provided, however, that such holder substantiates the right to attend the General Meeting by presenting an admission card and a duly dated written instrument of proxy.

10.   RESOLUTIONS AT GENERAL MEETINGS, MAJORITY OF VOTES AND QUORUM

10.1 Resolutions by the General Meeting shall be passed by a simple majority of votes, unless stricter requirements are made under the Danish Companies Act or the Articles of Association.

10.2 Any resolution to amend the Articles of Association shall be subject to adoption by at least 2/3 of the votes cast and of the voting share capital represented at the General Meeting, unless stricter requirements are made under the Danish Companies Act.

10.3  Any  resolution to amend the Articles of  Association  in accordance  with
      Article 10.2 shall only be passed at one General Meeting, if at least 2/3 of the total number of votes in the Company has been represented at the General Meeting ("the quorum requirement").

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10.4  If the quorum  requirement is not fulfilled,  the Board of Directors shall within two weeks convene another General Meeting at which the resolution may be passed in accordance with Article 10.2 irrespective of the number of votes represented.

10.5  Any  proxy to attend  the first  General  Meeting  shall,  notwithstanding
      Article 9.4 and unless expressly revoked, be considered valid also in respect of the second General Meeting.

11.   BOARD OF DIRECTORS

11.1  The Board of Directors shall be in charge of managing the Company.

11.2 The Board of Directors shall consist of 4 to 10 members to be elected by the Company in General Meeting. Each member shall hold office for one year at a time. Retiring members may be re-elected.

11.3 The Board of Directors shall moreover include a number of members elected by the employees of the Company and its subsidiaries in accordance with applicable law thereon in force from time to time.

11.4 The Board of Directors shall elect one of its members as Chairman. The Board of Directors may also elect one of its members as Vice- chairman to act as substitute for the Chairman.

11.5 Board Meetings shall be convened and presided over by the Chairman. Board Meetings shall be convened if so requested by a member of the Board of Directors or by a member of the Management registered by the Commerce and Companies Agency.

11.6 The Board of Directors shall constitute a quorum when more than half of its members are present.

11.7 For the Board of Directors to pass a resolution, the vote of a simple majority of the members present is required. In case of a parity of votes, the Chairman shall hold the casting vote.

11.8 The Board of Directors shall lay down its own rules of procedure for the performance of its duties and exercise of its powers.

11.9 The negotiations at the Meetings of the Board of Directors shall be recorded in a minute book to be signed by all members of the Board of Directors.

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11.10 The members of the Board of  Directors  shall  receive an annual fee to be fixed at the Annual General Meeting in connection with the adoption of the audited Annual Report.

12.   MANAGEMENT

12.1 The Board of Directors shall appoint a managing director (President) to be in charge of the day-to-day management of the Company. The Board of Directors may also appoint up to eight additional managers (Executive Vice Presidents). All managers shall be registered by the Commerce and Companies Agency.

13.   POWERS TO BIND THE COMPANY

13.1 The Company shall be legally bound by the signatures of two registered managers signing jointly or by the joint signatures of one manager and the Chairman or Vice-chairman of the Board of Directors or by the joint signatures of the entire Board of Directors.

14.   AUDITING

14.1 The audit shall be carried out by one state-authorised public accountant, unless more auditors are required according to legislation.

14.2 The auditor shall be appointed by the Annual General Meeting. The appointment shall be for a term of one year. The retiring auditor may be reappointed. An auditing company may be appointed auditor.

15.   FINANCIAL YEAR AND ANNUAL REPORT

15.1  The financial year of the Company shall be the calendar year.

15.2 The Annual Report shall give a true and fair view of the assets and liabilities, financial position and profits or losses of the Company and of the Group respectively, see the Danish Financial Statements Act in force from time to time.

16.   DISTRIBUTION OF DIVIDEND

16.1 Any profit according to the adopted Annual Report shall first of all be transferred to the necessary reserves. Dividend shall be distributed with a priority dividend of 1/2% to the holders of A shares and then, in priority, up to a dividend of 5% to the holders

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      of B shares. Any distribution of additional  dividends shall be subject to the provision that the holders of A shares shall never receive a total dividend exceeding the percentage rate of the dividend paid to the holders of B shares.

16.2 Dividends on A shares shall be remitted to the shareholders at the addresses entered in the Company's Register of Shareholders as at the date of the Annual General Meeting. Dividends on B shares shall be paid with fully discharging effect for the Company through VP Securities Services and an account-holding bank to shareholders registered by VP Securities Services at the time of payment. The right to dividends shall lapse five years after the due date of payment thereof.

17.   DISSOLUTION

17.1  Unless   otherwise   provided  by  Danish  law,  any  resolution  for  the
      dissolution of the Company shall be passed by the Company in General Meeting in accordance with the provisions on the amendment of the Articles of Association (Articles 10.2-10.4). Where a resolution to dissolve the Company is passed, such dissolution shall be effected by voluntary winding up proceedings.

17.2 When distributing the proceeds of the winding up proceedings, the B share capital shall be covered in priority at its nominal value, following which the A share capital shall be covered in the same manner. The holders of A and B shares shall subsequently rank equally in proportion to their nominal holdings in respect of further distributions.

These Articles of Association were adopted by the Annual General Meeting held on 16 March 2004.

                                    Chairman:




                             ----------------------
                             Mogens Skipper-Pedersen


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                                   VEDTAEGTER

                                       FOR

                                NOVO NORDISK A/S

1.    NAVN

1.1   Selskabets navn er Novo Nordisk A/S.

1.2   Selskabet driver tillige virksomhed under navnene:

      -     Novo Industri A/S (Novo Nordisk A/S)

      -     Novo Terapeutisk Laboratorium A/S (Novo Nordisk A/S)

      -     Nordisk Gentofte A/S (Novo Nordisk A/S)

      -     Nordisk Insulinlaboratorium A/S (Novo Nordisk A/S)


2.    HJEMSTED

2.1   Selskabets hjemsted er Gladsaxe kommune.

3.    FORMAL

3.1 Selskabets formal er at forske i, udvikle, producere og markedsfore farmaceutiske, medicinske og tekniske produkter og ydelser samt anden dertil knyttet virksomhed efter bestyrelsens naermere bestemmelse. Selskabet tilstraeber at drive sin virksomhed pa okonomisk, miljomaessigt og socialt ansvarlig vis.

4.    AKTIEKAPITAL

4.1 Selskabets aktiekapital udgor kr. 709.388.320, hvoraf kr. 107.487.200 er A-aktier og kr. 601.901.120 er B-aktier.

4.2 Aktiekapitalen er fordelt pa aktier a kr. 1 eller multipla heraf. Et aktiebrev kan omfatte flere aktier.

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4.3   Aktiekapitalen er fuldt indbetalt.


5.    AKTIER OG AKTIEBOG

5.1 A-aktierne skal lyde pa navn og skal noteres pa navn i selskabets aktiebog. B-aktierne registreres i Vaerdipapircentralen A/S i Danmark og udstedes til ihaendehaveren og kan pa begaering noteres pa navn i selskabets aktiebog. Notering af en B-aktie pa navn i aktiebogen er betinget af, at selskabet har modtaget underretning om notering fra Vaerdipapircentralen A/S. Selskabet indestar ikke for rigtigheden af de fra Vaerdipapircentralen A/S modtagne underretninger.

5.3   A-aktierne er ikke-omsaetningspapirer. B-aktierne er omsaetningspapirer.

5.3 Vedtaegterne indeholder i ovrigt saerlige regler om A-aktionaerernes og B-aktionaerernes fortegningsret ved aktieudvidelse (pkt. 6.1 og 6.2), om A-aktiernes omsaettelighed (pkt. 5.4 - 5.7), om A-aktiernes og B-aktiernes stemmeret (pkt. 9.2 og 9.3), om A-aktiernes og B-aktiernes ret til udbytte (pkt. 16) og om B-aktiernes forlods ret til daekning ved likvidation (pkt. 17.2). I ovrigt har ingen aktier saerlige rettigheder.

5.4 I tilfaelde af at en aktionaer onsker at afhaende en eller flere A-aktier, skal disse tilbydes bestyrelsen pa vegne af de andre A-aktionaerer og til en pris, der ikke ma vaere lavere end gennemsnittet af de kurser, der i de sidste tre maneder forud for tilbuddets fremsaettelse er konstateret som koberkurs pa Kobenhavns Fondsbors A/S for B-aktierne. Tilbuddet skal vaere ledsaget af en attest fra en bank angaende den naevnte gennemsnitskurs. I tilfaelde af at der ikke har vaeret nogen kursnotering af B-aktier inden for de sidste tre maneder, skal A-aktier, der onskes afhaendet, tilbydes til en pris, som ikke er lavere end, hvad en af bestyrelsen udpeget bank vurderer B-aktierne til; denne vurdering skal vaere gennemsnittet af en af den pagaeldende bank fastsat vurderingskurs for hver af de sidste tre maneder forud for tilbuddets fremsaettelse. Inden 30 dage efter modtagelsen af sadant tilbud skal bestyrelsen meddele den pagaeldende aktionaer, om der er andre A-aktionaerer, som onsker at overtage den pagaeldende aktiepost. Kobesummen skal erlaegges inden to maneder efter dens fastsaettelse.

5.5 Safremt de ovrige A-aktionaerer ikke, eller ikke fuldt ud, udnytter den dem tilkommende forkobsret til de udbudte A-aktier, har den aktionaer, der onsker at saelge - inden for en periode af tre maneder - ret til at afhaende, hvad de andre aktionaerer ikke aftager, til tredjemand pa samme vilkar, som indeholdt i det over for bestyrelsen fremsatte salgstilbud, jvf. pkt. 5.4 ovenfor.

5.6 Aktiernes overgang ved arv eller aktiernes overdragelse i levende live til aegtefaelle, livsarvinger eller familiefonde omfattes ikke af pkt. 5.4 og 5.5.

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5.7   De i pkt. 5.4 og 5.5 fastsatte  regler finder  tilsvarende  anvendelse ved tvangssalg gennem bobehandling eller ved kreditorforfolgning i ovrigt.

5.8   Der gaelder ingen indskraenkninger i B-aktiernes omsaettelighed.

5.9 Ingen aktionaer er forpligtet til at lade sine aktier indlose helt eller delvist.

5.10 Aktier, der ikke er anmeldt til registrering i Vaerdipapircentralen A/S, og tilknyttede kuponark kan af bestyrelsen mortificeres uden dom i henhold til den til enhver tid gaeldende lovgivning herom.

6.    FORHOJELSE AF AKTIEKAPITALEN

6.1 Forhojes aktiekapitalen med savel A- som B-aktier, ma det eksisterende kapitalforhold mellem de to aktieklasser ikke forrykkes. A-aktionaererne har i dette tilfaelde fortegningsret til nye A-aktier og B-aktionaererne fortegningsret til nye B-aktier.

6.2 Forhojes aktiekapitalen med enten A-aktier eller B-aktier, har begge aktieklassers aktionaerer proportional fortegningsret til henholdsvis de nye A-aktier eller de nye B-aktier.

6.3 Bestyrelsen er til den 15. marts 2009 bemyndiget til uden fortegningsret for aktionaererne ad en eller flere gange at forhoje aktiekapitalen med indtil i alt kr. 20.903.400 B-aktier ved at tilbyde selskabets eller dettes datterselskabers medarbejdere at tegne aktierne til en kurs, der er lavere end markedskursen for B-aktierne.

6.4 Bestyrelsen er endvidere til den 15. marts 2009 bemyndiget til uden fortegningsret for aktionaererne ad en eller flere gange at forhoje aktiekapitalen med indtil i alt kr. 100 mio. B-aktier i forbindelse med hel eller delvis overtagelse af en bestaende virksomhed. Indbetalingen sker i disse tilfaelde i andre vaerdier end kontanter.

6.5 Bestyrelsen er endvidere til den 15. marts 2009 bemyndiget til ad en eller flere gange at forhoje aktiekapitalen med indtil i alt kr. 100 mio. ved kontant indbetaling.

      Safremt kapitalforhojelsen tegnes til markedskursen for B-aktierne, kan bestyrelsen beslutte, at kapitalforhojelsen skal ske med B-aktier alene og uden fortegningsret for aktionaererne.

      Safremt   kapitalforhojelsen  tegnes  til  en  kurs,  der  er  lavere  end markedskursen for B-aktierne, skal kapitalforhojelsen ske forholdsmaessigt mellem A- og B-aktier og med fortegningsret for aktionaererne.

6.6 Ved forhojelse af aktiekapitalen i medfor af pkt. 6.3 - 6.5 skal i ovrigt gaelde, (i) at A-aktierne skal lyde pa navn, mens B-aktierne udstedes til ihaendehaveren, men kan noteres pa navn i selskabets aktiebog, (ii) at A-aktierne ikke er omsaetningspapirer, mens B-aktierne er omsaetningspapirer, og (iii) at vedtaegternes bestemmelser om henholdsvis A- og/eller B-aktier i ovrigt skal finde anvendelse.

7.    GENERALFORSAMLINGEN, AFHOLDELSESSTED OG -TID SAMT INDKALDELSE

7.1 Generalforsamlingen har inden for de ved lovgivningen og vedtaegterne fastsatte graenser den hojeste myndighed i selskabet.

7.2 Generalforsamlinger afholdes i Kobenhavns amt, Kobenhavns kommune eller Frederiksberg kommune efter bestyrelsens naermere bestemmelse.

7.3 Den ordinaere generalforsamling afholdes inden udgangen af hvert ars april maned.

7.4 Ekstraordinaer generalforsamling afholdes efter en generalforsamlings-eller bestyrelsesbeslutning, eller nar det begaeres af revisor eller af aktionaerer, der tilsammen repraesenterer mindst 1/10 af aktiekapitalen. Sadan begaering skal ske skriftligt til bestyrelsen og vaere ledsaget af bestemt angivne forslag. Generalforsamlingen skal da indkaldes senest 14 dage efter begaeringens modtagelse.

7.5 Generalforsamlinger indkaldes af bestyrelsen med ikke mere end fire ugers og ikke mindre end 14 dages varsel, bekendtgorelsesdagen og generalforsamlings-dagen medregnet, ved bekendtgorelse med angivelse af dagsordenen i to landsdaekkende dagblade efter bestyrelsens naermere bestemmelse.

7.6 Senest otte dage for enhver generalforsamling skal dagsordenen og de fuldstaendige forslag samt for den ordinaere generalforsamlings vedkommende tillige den reviderede arsrapport fremlaegges til eftersyn for aktionaererne pa selskabets kontor og samtidig sendes til enhver noteret aktionaer, som har fremsat anmodning herom.

8.    DAGSORDEN FOR GENERALFORSAMLINGEN, DIRIGENT OG PROTOKOL

8.1 Enhver aktionaer er berettiget til at fa bestemt angivne forslag behandlet pa generalforsamlingen. Sadanne forslag skal for den ordinaere generalforsamlings vedkommende vaere indgivet skriftligt til bestyrelsen senest det pagaeldende ars 1. februar.

8.2   Dagsordenen for den ordinaere generalforsamling skal omfatte:

      1. Bestyrelsens mundtlige beretning om selskabets virksomhed i det forlobne regnskabsar.

      2.    Fremlaeggelse og godkendelse af den reviderede arsrapport.

      3. Beslutning om anvendelse af overskud eller daekning af underskud i henhold til den godkendte arsrapport.

      4.    Valg af medlemmer til bestyrelsen.

      5.    Valg af revisor(er).

      6.    Eventuelle forslag fra bestyrelse og/eller aktionaerer.

      7.    Eventuelt.

8.3 Generalforsamlingen ledes af en dirigent, som vaelges af bestyrelsen. Dirigenten afgor alle sporgsmal angaende forhandlingerne, stemmeafgivning og resultatet heraf.

8.4   Over  forhandlingerne  pa  generalforsamlingen   fores  en  protokol,  der
      underskrives af dirigenten.


9.    MODERET OG STEMMERET PA GENERALFORSAMLINGEN

9.1 Enhver aktionaer er berettiget til at mode og stemme pa generalforsamlingen, nar aktionaeren senest fem dage for dens afholdelse har anmodet om et adgangskort til generalforsamlingen. Adgangskort udstedes til den, der ifolge aktiebogen er noteret som aktionaer. For aktionaerer, der ikke er noteret i aktiebogen, skal aktionaeren dokumentere sin aktiebesiddelse ved en ikke mere end fem dage gammel depotudskrift fra Vaerdipapircentralen A/S eller det kontoforende pengeinstitut (depotstedet) og samtidig afgive en skriftlig erklaering om, at aktionaeren ikke efter udfaerdigelsen af udskriften har afhaendet sine aktier eller agter at gore dette, for generalforsamlingen er afholdt. Medmindre aktionaeren oplyser, hvortil adgangskort onskes sendt, skal adgangskortet afhentes pa selskabets kontor senest dagen inden generalforsamlingen.

9.2   Enhver A-aktie pa kr. 1 giver 10 stemmer.

9.3   Enhver B-aktie pa kr. 1 giver 1 stemme.

9.4   Stemmeretten kan udoves ved fuldmaegtig pa betingelse af, at denne godtgor
      sin  ret  til  at  deltage  i   generalforsamlingen   ved  forevisning  af
      adgangskort og ved fremlaeggelse af en skriftlig, dateret fuldmagt.

10.   BESLUTNINGER PA GENERALFORSAMLINGEN, STEMMEFLERTAL OG QUORUM

10.1 Beslutninger pa generalforsamlingen traeffes ved simpelt stemmeflertal, medmindre aktieselskabsloven eller vedtaegterne stiller skaerpede krav.

10.2 Beslutning om aendring af vedtaegterne kan kun traeffes med tiltraedelse af mindst 2/3 savel af de afgivne stemmer som af den pa generalforsamlingen repraesenterede stemmeberettigede aktiekapital, medmindre aktieselskabs-loven stiller skaerpede krav.

10.3  Beslutning om aendring af vedtaegterne truffet i overensstemmelse med pkt.
      10.2 kan kun traeffes pa en generalforsamling, safremt mindst 2/3 af det samlede antal stemmer i selskabet har vaeret repraesenteret pa generalforsamlingen ("quorum-kravet").

10.4 Safremt quorum-kravet ikke er opfyldt, indkalder bestyrelsen inden 14 dage en ny generalforsamling, pa hvilken forslaget uden hensyn til antallet af repraesenterede stemmer kan vedtages i overensstemmelse med pkt. 10.2.

10.5  Fuldmagter til at mode pa den forste  generalforsamling  skal, uanset pkt.
      9.4 og medmindre de udtrykkeligt matte vaere tilbagekaldt, anses for gyldige ogsa med hensyn til den anden generalforsamling.


11.   BESTYRELSE

11.1  Bestyrelsen varetager den overordnede ledelse af selskabet.

11.2 Bestyrelsen bestar af 4-10 medlemmer, som vaelges af generalforsamlingen. Valget sker for et ar ad gangen. Fratraedende medlemmer kan genvaelges.

11.3 Bestyrelsen bestar desuden af et antal medlemmer valgt af medarbejderne i selskabet og dettes datterselskaber i overensstemmelse med den til enhver tid gaeldende lovgivning herom.

11.4 Bestyrelsen vaelger et af sine medlemmer som formand. Bestyrelsen kan endvidere vaelge et af sine medlemmer som naestformand, der fungerer som formandens stedfortraeder.

11.5 Bestyrelsesmoder indkaldes og ledes af formanden. Bestyrelsesmoder skal indkaldes efter begaering af et medlem af bestyrelsen eller af en til Erhvervs- og Selskabsstyrelsen anmeldt direktor.

11.6 Bestyrelsen er beslutningsdygtig, nar mere end halvdelen af dens medlemmer er til stede.

11.7 Bestyrelsens beslutninger traeffes ved simpelt flertal af de modende bestyrelsesmedlemmer. I tilfaelde af stemmelighed er formandens stemme afgorende.

11.8  Bestyrelsen fastsaetter en forretningsorden for udforelsen af sit hverv.

11.9  Over  forhandlingerne  pa  bestyrelsesmoderne   fores  en  protokol,   som
      underskrives af samtlige bestyrelsesmedlemmer.

11.10 Bestyrelsens medlemmer oppebaerer et arligt honorar, der fastsaettes af generalforsamlingen i forbindelse med godkendelsen af den reviderede arsrapport.

12.   DIREKTION

12.1 Bestyrelsen ansaetter en administrerende direktor til at varetage selskabets daglige ledelse. Bestyrelsen kan ansaette yderligere indtil otte direktorer. Samtlige direktorer anmeldes til Erhvervs- og Selskabsstyrelsen.


13.   TEGNINGSREGEL

13.1 Selskabet forpligtes ved underskrift af to anmeldte direktorer i forening eller af en anmeldt direktor sammen med bestyrelsens formand eller naestformand eller af den samlede bestyrelse.

14.   REVISION

14.1 Medmindre lovgivningen kraever flere revisorer, varetages revisionen af en statsautoriseret revisor.

14.2 Revisor vaelges af den ordinaere generalforsamling. Valget sker for et ar ad gangen. Fratraedende revisor kan genvaelges. Som revisor kan vaelges et revisionsselskab.


15.   REGNSKABSAR OG ARSRAPPORT

15.1  Selskabets regnskabsar er kalenderaret.

15.2  Arsrapporten skal give et retvisende billede af henholdsvis  selskabets og
      koncernens   aktiver  og  passiver,   deres   finansielle   stilling  samt
      resultater, jf. den til enhver tid gaeldende arsregnskabslov.

16.   UDBYTTE

16.1 Overskuddet i henhold til den godkendte arsrapport anvendes i forste omgang til nodvendige henlaeggelser. Ved udbetaling af udbytte betales forlods 1/2% udbytte til A-aktionaererne, og dernaest forlods indtil 5% udbytte til B-aktionaererne. For fastsaettelse af yderligere udbytte gaelder, at der aldrig i alt kan tillaegges A-aktierne et storre procentvist udbytte end B-aktierne.

16.2 Udbytte af A-aktierne betales ved fremsendelse til aktionaererne pa den adresse, som er noteret i aktiebogen pa dagen for den ordinaere generalforsamlings afholdelse. Udbytte af B-aktierne betales med frigorende virkning for selskabet via Vaerdipapircentralen A/S og et kontoforende pengeinstitut til de aktionaerer, der pa tidspunktet for udbetalingen er registreret i Vaerdipapircentralen A/S. Retten til udbytte foraeldes fem ar efter forfaldsdagen.

17.   OPLOSNING AF SELSKABET

17.1 Safremt ikke andet er fastsat i lovgivningen, traeffes beslutning om selskabets oplosning af generalforsamlingen i overensstemmelse med kravene til beslutning om aendring af vedtaegterne (pkt. 10.2-10.4). Vedtages det at oplose selskabet, gennemfores dette ved likvidation.

17.2 Ved udlodning af likvidationsprovenuet skal B-aktiekapitalen daekkes forud med dennes palydende, hvorefter der sker tilsvarende udlodning af A-aktiekapitalen. A- og B-aktiekapitalen deltager herefter i forhold til deres palydende pa lige fod ved yderligere udlodning.

Saledes vedtaget pa ordinaer generalforsamling den 16. marts 2004.


                                    Dirigent:



                              ---------------------
                             Mogens Skipper-Pedersen